AULT INCORPORATED & SUBSIDIARY
CALCULATIONS OF CONSOLIDATED EARNINGS PER SHARE
(In Thousands of Dollars, Except Per Share Data)
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

                                          Dec. 1,      Nov. 26,
                                           1996         1995

Primary Earnings Per Common Share:

Net Income                                      $517       $262

Average Shares of Common Stock and
   Equivalent Outstanding:
      Common Shares Beginning of Period    2,119,776  2,083,776

      Common Stock From Exercise of
         Options, Weighted                    17,499      2,749
      Additional Outstanding Common
         Stock From Fully Dilutive
         Options, Weighted*                  263,944     90,064

Used to Compute Primary Earnings           2,401,219  2,176,589
   Per Share
Primary Earnings Per Share                     $0.22      $0.12

*Common stock equivalent for exercisable options amounting to 34,498 shares in fiscal 1996, had an antidilutive effect on the earnings per share, because of their higher exercise prices compared to their market values. The shares were, therefore excluded from the per share earnings calculations.
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